Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

Air Products Reports Fiscal 2010 Fourth Quarter EPS Up 18 Percent*

Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Daylight Savings Time on October 21 by calling (719) 325-2370 and entering passcode 3343911 or listen on the Web at www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.

Fourth Quarter Highlights Versus Prior Year

•	Sales increased 10% on 8% volume growth

•	Operating margin of 17.1%, up 170 basis points*

•	EPS of $1.35, up 18%*

Full Year Highlights

•	Operating margin of 16.5%, up 220 basis points*

•	Fiscal 2010 EPS of $5.02, up 24%*

•	Fiscal 2011 EPS guidance of $5.50 to $5.70*

LEHIGH VALLEY, Pa. (October 21, 2010) – Air Products (NYSE: APD) today reported income from continuing operations of $294 million, or diluted earnings per share (EPS) of $1.35, for its fiscal 2010 fourth quarter versus $246 million and $1.14, respectively, for the fourth quarter of fiscal 2009. This result excludes an after-tax charge of $22 million, or $0.10 per share, for costs associated with the tender offer for the outstanding shares of Airgas, Inc.

The discussion of fourth quarter and full year results and guidance in this release is based on non-GAAP comparisons. A reconciliation can be found at the end of this release.*

Fourth quarter revenues of $2,351 million increased 10 percent versus prior year and four percent sequentially. Underlying revenues were up eight percent and three percent respectively. Operating income of $402 million rose 22 percent versus prior year and seven percent sequentially on higher volumes across all segments.

For fiscal 2010, sales of $9,026 million increased nine percent on higher volumes. Operating income of $1,485 million was up 25 percent, and diluted EPS of $5.02 increased 24 percent from the prior year.

John McGlade, chairman, president and chief executive officer, said, “We are very pleased by the excellent results and progress we made this year. In 2010, we emerged from the recession and delivered strong growth and productivity, which generated significant improvements in operating margin and return on capital. With this performance we are well positioned to achieve our 2011 goals. I want to thank our entire team for their hard work to deliver these results.”

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Fourth Quarter Segment Performance

•

Merchant Gases sales of $948 million increased two percent from the prior year on five percent higher volumes across all regions, notably Asia. This was partially offset by unfavorable currency effects of three percent. Sequentially, sales increased four percent on three percent higher volumes from improved demand in most geographies. Operating income of $185 million improved 12 percent from the prior year on better volumes and improved cost performance, which was partially offset by unfavorable currency.

•

Tonnage Gases sales of $752 million were up 17 percent from the prior year on improved volumes from new plant onstreams and higher energy and raw material cost pass-throughs. Sales were up four percent sequentially with higher volumes and energy and raw material cost pass-throughs both contributing two percent. Operating income of $117 million rose 11 percent from the prior year on better volumes from new plant onstreams.

•

Electronics and Performance Materials sales of $523 million increased 20 percent, primarily on higher volumes. Sales improved five percent sequentially. Operating income of $84 million increased 71 percent from the prior year on better volumes. Sequentially, operating income rose 35 percent on higher volumes and improved cost performance.

•	Equipment and Energy sales of $128 million rose five percent from the prior year. Operating income of $20 million improved significantly on increased LNG activity.

Outlook

Looking ahead, McGlade said, “We expect a continued, gradual global economic recovery in 2011. Our focus will be on loading our existing assets, winning new business and continuing to lower our costs. We remain committed to delivering our 2011 targets of double digit earnings growth, improving return on capital and achieving a 17 percent operating margin.”

The company today announced initial guidance for fiscal year 2011 EPS in the range of $5.50 to $5.70 per share, representing year-over-year earnings growth of 10 to 14 percent. For the first quarter of fiscal 2011 ending December 31, 2010, EPS is expected to be between $1.31 and $1.35 per share.

The company also announced that it expects capital spending in fiscal 2011 to be between $1.5 and $1.7 billion.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and

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advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. In fiscal 2010, Air Products had revenues of $9 billion, operations in over 40 countries, and 18,300 employees around the globe. For more information, visit www.airproducts.com.

NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including earnings guidance, projections and targets. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date this Report is filed regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, slowing of global economic recovery; renewed deterioration in economic and business conditions; weakening demand for the Company’s products; future financial and operating performance of major customers and industries served by the Company; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments due to economic conditions or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; successful development and market acceptance of new products and applications, the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; consequences of acts of war or terrorism impacting the United States and other markets; the effects of a natural disaster; the success of cost reduction and productivity programs and achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources in all of the Company’s foreign operations; the impact of environmental, healthcare, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the timing and rate at which tax credits can be utilized and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the Company’s management uses internally to evaluate the Company’s baseline performance. Presented below are reconciliations of reported GAAP results to non-GAAP measures. Amounts below are in millions of dollars, except for share data. Income from continuing operations and diluted EPS data are attributable to Air Products.

CONSOLIDATED RESULTS
		Continuing Operations
		Q4 Operating Income	Q4 Income	Q4 Diluted EPS	YTD Operating Income	YTD Diluted EPS
2010 GAAP		$367.0	$272.1	$1.25	$1,389.0	$4.74
2009 GAAP		328.0	246.0	1.14	846.3	3.00

% Change GAAP		12%	11%	10%	64%	58%

2010 GAAP		$367.0	$272.1	$1.25	$1,389.0	$4.74
Acquisition-related costs
(Q4 tax impact $12.9)(a)		34.7	21.8	.10	96.0	.28

2010 Non-GAAP Measure		$401.7	$293.9	$1.35	$1,485.0	$5.02

2009 GAAP					$846.3	$3.00
Global cost reduction plan					298.2	.94
Customer bankruptcy and asset actions					32.1	.10
Pension settlement					8.0	.02

2009 Non-GAAP Measure					$1,184.6	$4.06

% Change Non-GAAP		22%	19%	18%	25%	24%

						Operating Income
2010 Q4 GAAP					$367.0
2010 Q3 GAAP						336.4

% Change GAAP						9%

2010 Q4 Non-GAAP Measure					$401.7

2010 Q3 GAAP					$336.4
Acquisition-related costs						37.9

2010 Q3 Non-GAAP Measure						374.3

% Change Non-GAAP						7%

	Q4 Sales	Q4 Operating Income	Q4 Margin	YTD Sales	YTD Operating Income	YTD Margin
2009 GAAP	$2,129.3	$328.0	15.4%	$8,256.2	$846.3	10.3%
2009 Non-GAAP Measure				8,256.2	1,184.6	14.3%

2010 GAAP	$2,351.2	$367.0	15.6%	$9,026.0	$1,389.0	15.4%
2010 Non-GAAP Measure	2,351.2	401.7	17.1%	9,026.0	1,485.0	16.5%

Basis Points Change GAAP			20			510

Basis Points Change Non-GAAP			170			220

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	Q1 2011	YTD 2011
2011 Guidance (b)	$1.31-$1.35	$5.50-$5.70
2010 GAAP		$4.74

% Change		16%-20%

% Change Non-GAAP Measure		10% -14%

(a)	Based on statutory tax rate of 37.4%
(b)	Guidance excludes the impact of acquisition-related costs

Capital Expenditures

The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases. Certain facilities that are built to provide product to a specific customer are required to be accounted for as capital leases and such spending is reflected as a use of cash within cash provided by operating activities.

2011 Forecast
Capital expenditures - GAAP Measure	$1,400 to $1,500
Capital lease expenditures	100 to 200

Capital Expenditures – Non-GAAP Measure	$1,500 to $1,700

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars, except for share data)	2010	2009	2010	2009
Sales	$2,351.2	$2,129.3	$9,026.0	$8,256.2
Cost of sales	1,694.7	1,545.0	6,503.0	6,042.1
Selling and administrative	231.2	233.5	956.9	943.4
Research and development	31.9	29.4	114.7	116.3
Global cost reduction plan	—	—	—	298.2
Acquisition-related costs	34.7	—	96.0	—
Customer bankruptcy	(4.6)	—	(6.4)	22.2
Pension settlement	5.2	2.7	11.5	10.7
Other (income), net	(8.9)	(9.3)	(38.7)	(23.0)

Operating Income	367.0	328.0	1,389.0	846.3
Equity affiliates’ income	35.3	32.2	126.9	112.2
Interest expense	30.8	27.9	121.9	121.9

Income from Continuing Operations before Taxes	371.5	332.3	1,394.0	836.6
Income tax provision	93.5	86.3	339.5	185.3

Income from Continuing Operations	278.0	246.0	1,054.5	651.3
Loss from Discontinued Operations, net of tax	—	(2.1)	—	(8.6)

Net Income	278.0	243.9	1,054.5	642.7
Less: Net Income Attributable to Noncontrolling Interests	5.9	—	25.4	11.4

Net Income Attributable to Air Products	$272.1	$243.9	$1,029.1	$631.3

Net Income Attributable to Air Products

Income from continuing operations	$272.1	$246.0	$1,029.1	$639.9
Loss from discontinued operations	—	(2.1)	—	(8.6)

Net Income Attributable to Air Products	$272.1	$243.9	$1,029.1	$631.3

Basic Earnings per Common Share Attributable to Air Products
Income from continuing operations	$1.28	$1.17	$4.85	$3.05
Loss from discontinued operations	—	(.01)	—	(.04)

Net Income Attributable to Air Products	$1.28	$1.16	$4.85	$3.01

Diluted Earnings per Common Share Attributable to Air Products
Income from continuing operations	$1.25	$1.14	$4.74	$3.00
Loss from discontinued operations	—	(.01)	—	(.04)

Net Income Attributable to Air Products	$1.25	$1.13	$4.74	$2.96

Weighted Average of Common Shares Outstanding (in millions)	212.8	210.6	212.2	209.9

Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	217.5	215.7	217.1	213.5

Dividends Declared per Common Share – Cash	$.49	$.45	$1.92	$1.79

Other Data from Continuing Operations:
Depreciation and amortization	$214.6	$225.5	$863.4	$840.3
Capital expenditures on a non-GAAP basis (see page 12 for reconciliation)	304.7	433.1	1,298.4	1,474.9

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	30 September 2010	30 September 2009
Assets
Current Assets
Cash and cash items	$374.3	$488.2
Trade receivables, less allowances for doubtful accounts	1,481.9	1,363.2
Inventories	571.6	509.6
Contracts in progress, less progress billings	163.6	132.3
Prepaid expenses	80.1	99.7
Other receivables and current assets	341.2	404.8

Total Current Assets	3,012.7	2,997.8

Investment in Net Assets of and Advances to Equity Affiliates	912.8	868.1
Plant and Equipment, at cost	16,309.7	15,751.3
Less: Accumulated depreciation	9,258.4	8,891.7

Plant and Equipment, net	7,051.3	6,859.6

Goodwill	914.6	916.0
Intangible Assets, net	285.7	262.6
Noncurrent Capital Lease Receivables	770.4	687.0
Other Noncurrent Assets	538.6	438.0

Total Assets	$13,486.1	$13,029.1

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,702.0	$1,674.8
Accrued income taxes	68.3	42.9
Short-term borrowings	286.0	333.8
Current portion of long-term debt	182.5	452.1

Total Current Liabilities	2,238.8	2,503.6

Long-Term Debt	3,659.8	3,715.6
Other Noncurrent Liabilities	1,566.3	1,522.0
Deferred Income Taxes	323.3	357.9

Total Liabilities	7,788.2	8,099.1

Total Air Products Shareholders’ Equity	5,547.2	4,791.9
Noncontrolling Interests	150.7	138.1

Total Equity	5,697.9	4,930.0

Total Liabilities and Equity	$13,486.1	$13,029.1

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended 30 September
(Millions of dollars)	2010	2009
Operating Activities
Net Income	$1,054.5	$642.7
Less: Net income attributable to noncontrolling interests	25.4	11.4

Net income attributable to Air Products	$1,029.1	$631.3
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	863.4	840.3
Impairment of assets of continuing operations	3.8	69.2
Impairment of assets of discontinued operations	—	49.5
Deferred income taxes	110.2	(52.3)
Undistributed earnings of unconsolidated affiliates	(50.6)	(58.0)
(Gain) loss on sale of assets and investments	(14.8)	3.6
Share-based compensation	48.6	60.4
Noncurrent capital lease receivables	(85.6)	(186.7)
Acquisition-related costs	84.0	—
Customer bankruptcy	—	22.2
Other adjustments	(9.0)	(3.4)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(142.5)	159.0
Inventories	(65.9)	(17.7)
Contracts in progress	(33.9)	12.5
Payables and accrued liabilities	(293.6)	(282.8)
Other working capital	79.2	82.3

Cash Provided by Operating Activities	1,522.4	1,329.4

Investing Activities
Additions to plant and equipment	(1,030.9)	(1,179.1)
Acquisitions, less cash acquired	(37.2)	(32.7)
Investment in and advances to unconsolidated affiliates	(4.8)	(24.5)
Investment in Airgas stock	(69.6)	—
Proceeds from sale of assets and investments	52.4	57.9
Proceeds from sale of discontinued operations	—	51.0
Change in restricted cash	33.6	87.0

Cash Used for Investing Activities	(1,056.5)	(1,040.4)

Financing Activities
Long-term debt proceeds	226.2	610.5
Payments on long-term debt	(436.4)	(82.9)
Net decrease in commercial paper and short-term borrowings	(74.6)	(122.7)
Dividends paid to shareholders	(398.7)	(373.3)
Proceeds from stock option exercises	88.1	54.4
Excess tax benefit from share-based compensation	23.9	15.5
Other financing activities	(8.2)	(6.5)

Cash (Used for) Provided by Financing Activities	(579.7)	95.0

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited)

	Twelve Months Ended 30 September
(Millions of dollars)	2010	2009
Effect of Exchange Rate Changes on Cash	(.1)	.7

(Decrease) Increase in Cash and Cash Items	(113.9)	384.7
Cash and Cash Items – Beginning of Year	488.2	103.5

Cash and Cash Items – End of Period	$374.3	$488.2

Supplemental Cash Flow Information
Pension plan contributions	$406.6	$184.8
Significant noncash transactions:
Short-term borrowings associated with SAGA acquisition	60.9	—
Noncurrent liability related to the purchase of shares from noncontrolling interests	42.0	—

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars)	2010	2009	2010	2009
Revenues from External Customers
Merchant Gases	$948.0	$932.4	$3,718.3	$3,610.6
Tonnage Gases	751.7	640.0	2,930.8	2,573.6
Electronics and Performance Materials	523.2	434.2	1,904.7	1,582.2
Equipment and Energy	128.3	122.7	472.2	489.8

Segment and Consolidated Totals	$2,351.2	$2,129.3	$9,026.0	$8,256.2

Operating Income
Merchant Gases	$185.3	$165.7	$729.4	$661.2
Tonnage Gases	117.0	105.2	444.2	399.6
Electronics and Performance Materials	84.0	49.1	251.8	101.6
Equipment and Energy	20.2	5.8	67.3	42.2

Segment Totals	$406.5	$325.8	$1,492.7	$1,204.6
Global cost reduction plan	—	—	—	(298.2)
Acquisition-related costs	(34.7)	—	(96.0)	—
Customer bankruptcy and asset actions	4.6	—	6.4	(32.1)
Pension settlement	(5.2)	(2.7)	(11.5)	(10.7)
Other	(4.2)	4.9	(2.6)	(17.3)

Consolidated Totals	$367.0	$328.0	$1,389.0	$846.3

	30 September	30 September
(Millions of dollars)	2010	2009
Identifiable Assets (a)
Merchant Gases	$5,075.3	$4,917.0
Tonnage Gases	3,876.4	3,597.8
Electronics and Performance Materials	2,275.8	2,249.5
Equipment and Energy	341.3	303.3

Segment Totals	$11,568.8	$11,067.6
Other	1,004.5	1,093.4

Consolidated Totals	$12,573.3	$12,161.0

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, except for share data)

AIRGAS TRANSACTION

In February 2010, the Company commenced a tender offer to acquire all the outstanding common stock of Airgas, Inc. (Airgas), including the associated preferred stock purchase rights, for $60.00 per share in cash. Airgas, a Delaware company, is the largest U.S. distributor of industrial, medical, specialty gases, and hardgoods. On 6 September 2010, the Company increased the value of its tender offer to $65.50 per share. The total value of the transaction would be approximately $7.4 billion, including $5.7 billion of equity and $1.7 billion of assumed debt. The offer and withdrawal rights are scheduled to expire on 29 October 2010, unless further extended.

In connection with this tender offer, the Company has secured committed financing in the form of a $6.7 billion term loan credit facility. Fees incurred to secure this credit facility have been deferred and are being amortized over the term of the arrangement.

For the three and twelve months ended 30 September 2010, $34.7 ($21.8 after-tax, or $.10 per share) and $96.0 ($60.1 after-tax, or $.28 per share), respectively, in expense was recognized related to this transaction and is included within acquisition-related costs on the consolidated income statement. This includes amortization of the fees related to the term loan credit facility and other acquisition-related costs.

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RECONCILIATION

NON-GAAP MEASURE

The Company utilizes a non-GAAP measure in the computation of capital expenditures and includes spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which the Company’s management uses internally to evaluate and manage the Company’s expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars)	2010	2009	2010	2009
Capital expenditures – GAAP basis	$280.1	$306.1	$1,133.8	$1,236.3
Capital lease expenditures	22.4	127.0	122.6	238.6
Noncurrent liability related to purchase of shares from noncontrolling interests	2.2	—	42.0	—

Capital expenditures – non-GAAP basis	$304.7	$433.1	$1,298.4	$1,474.9

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Media Inquiries:

Robert Brown, tel: (610) 481-1192; e-mail: brownrf@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.